Exhibit 99.1

Contact:
Diane Bessette
Vice President and Treasurer
Lennar Corporation
(305) 229-6419

Lennar Reports Third Quarter EPS of $0.11

•	Revenues of $820.2 million – down 1% from Q3 2010

•	Net earnings of $20.7 million, or $0.11 per diluted share, compared to $30.0 million, or $0.16 per diluted share, in Q3 2010

•	Lennar Homebuilding operating earnings of $27.1 million, compared to $38.1 million in Q3 2010

•	Gross margin on home sales of 21.1%:

•	Improved 170 basis points from Q2 2011

•	Consistent with Q3 2010

•	S,G&A expenses as a % of revenues from home sales of 14.3%:

•	Improved 60 basis points from Q2 2011

•	Up 40 basis points from Q3 2010

•	Operating margin on home sales of 6.8%:

•	Improved 240 basis points from Q2 2011

•	Down 40 basis points from Q3 2010

•	Lennar Financial Services operating earnings of $8.0 million, compared to $6.8 million in Q3 2010

•

Rialto Investments operating earnings totaled $5.7 million (net of $6.1 million of net earnings attributable to noncontrolling interests), compared to $7.7 million (net of $10.8 million of net earnings attributable to noncontrolling interests) in Q3 2010

•	Deliveries of 2,865 homes – down 3% from Q3 2010

•	New orders of 2,914 homes – up 11% from Q3 2010

•	Cancellation rate of 20%

•	Backlog of 2,519 homes – up 16% from Q3 2010

•	Lennar Homebuilding cash and cash equivalents of $800.3 million

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 46.6%

(more)

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Miami, September 19, 2011 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its third quarter ended August 31, 2011. Third quarter net earnings attributable to Lennar in 2011 were $20.7 million, or $0.11 per diluted share, compared to third quarter net earnings attributable to Lennar of $30.0 million, or $0.16 per diluted share, in 2010.

Stuart Miller, Chief Executive Officer of Lennar Corporation, said, “We are pleased to report EPS of $0.11 for our third fiscal quarter of 2011, making this our sixth consecutive quarter of profitability. We generated profits in all of our business segments, despite operating in very challenging economic conditions.”

Mr. Miller continued, “On an encouraging note, we have seen demand for home purchases slowly return to the marketplace, driven by low home prices and all-time low interest rates. Limiting that demand is tight and tightening lending standards, high unemployment and low overall consumer confidence, which continue to weigh heavily on the purchase of new homes.”

“During the quarter, we continued to focus on our homebuilding business. We benefitted greatly from our strategic capital investments in new high margin communities, which contributed to our gross margin of 21.1%. Our intense focus on efficient business practice through our Everything’s Included program, product re-engineering and S,G&A reduction all contributed to a profitable quarter. Our new orders were up 11% year-over-year, representing the first quarterly increase in over five years, excluding the first half of 2010 which had a positive impact from the Federal homebuyer tax credit.”

“Our Rialto segment continued to be profitable generating $5.7 million of profit this quarter, despite taking a $10.1 million mark-to-market charge in our PPIP investment. We have successfully completed closings of approximately $600 million of equity commitments for our Rialto Real Estate Fund which will provide capital to help our Rialto segment continue to grow.”

Mr. Miller concluded, “We continue to make significant progress in a difficult operating environment as we push forward through the hard work and dedication of our associates. Our strong balance sheet positions us well to capitalize on opportunities and assuming market conditions remain stable, we expect to be profitable again in the fourth quarter and for the year.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED AUGUST 31, 2011 COMPARED TO

THREE MONTHS ENDED AUGUST 31, 2010

Lennar Homebuilding

Revenues from home sales in the third quarter of 2011 were $700.6 million, compared to $697.4 million in the third quarter of 2010. There was a 3% increase in the average sales price of homes delivered, offset by a 3% decrease in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, decreased to 2,832 homes in the third quarter of 2011 from 2,909 homes last year. The decrease in home deliveries was primarily in the Company’s Homebuilding East and West segments, partially

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offset by an increase in home deliveries in Homebuilding Other. The average sales price of homes delivered increased to $247,000 in the third quarter of 2011 from $240,000 in the same period last year. Sales incentives offered to homebuyers were $33,600 per home delivered in the third quarter of 2011, or 12.0% as a percentage of home sales revenue, compared to $33,900 per home delivered in the second quarter of 2011, or 12.1% as a percentage of home sales revenue, and $30,600 per home delivered in the third quarter of 2010, or 11.3% as a percentage of home sales revenue.

Gross margins on home sales were $147.6 million, or 21.1%, in the third quarter of 2011, which included a 120 basis point benefit related to changes in the Company’s cost-to-complete estimates for homebuilding communities in the close-out phase. This benefit primarily impacted the Company’s Homebuilding West segment and was offset by valuation adjustments that impacted the gross margin percentage by 130 basis points. Gross margins on home sales were $147.4 million, or 21.1%, in the third quarter of 2010, which included third-party recoveries related to Chinese drywall, offset by valuation adjustments, which resulted in a net 80 basis points benefit to the gross margin percentage. Gross profits on land sales totaled $1.5 million in the third quarter of 2011, compared to $4.3 million in the third quarter of 2010.

Selling, general and administrative expenses were $100.3 million and $97.2 million, respectively, in the third quarter of 2011 and 2010. Selling, general and administrative expenses as a percentage of revenues from home sales was 14.3% in the third quarter of 2011, compared to 14.9% in the second quarter of 2011 and 13.9% in the third quarter of 2010.

Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($4.6) million in the third quarter of 2011, primarily related to operating losses of the Lennar Homebuilding unconsolidated entities, compared to Lennar Homebuilding equity in earnings (loss) from unconsolidated entities of $1.0 million in the third quarter of 2010.

Lennar Homebuilding other income, net, totaled $6.9 million in the third quarter of 2011, net of $2.1 million of valuation adjustments to the Company’s investments in unconsolidated entities. Lennar Homebuilding other income, net, totaled $0.3 million in the third quarter of 2010, net of a $9.2 million accrual established by the Company to cover claims arising under obligation guarantees.

Homebuilding interest expense was $42.4 million in the third quarter of 2011 ($17.8 million was included in cost of homes sold, $0.5 million in cost of land sold and $24.1 million in other interest expense), compared to $36.7 million in the third quarter of 2010 ($18.1 million was included in cost of homes sold, $0.9 million in cost of land sold and $17.7 million in other interest expense). Interest expense increased primarily due to an increase in the Company’s outstanding debt compared to the same period last year.

Lennar Financial Services

Operating earnings for the Lennar Financial Services segment was $8.0 million in the third quarter of 2011, compared to operating earnings of $6.8 million in the same period last year. The increase in profitability was primarily due to cost saving initiatives successfully implemented in our title operations.

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Rialto Investments

In the third quarter of 2011, operating earnings for the Rialto Investments segment were $11.7 million (which included $6.1 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $18.5 million (which included $10.8 million of net earnings attributable to noncontrolling interests) in the same period last year. In the third quarter of 2011, revenues in this segment were $42.1 million, which consisted primarily of interest income associated with the segment’s portfolio of real estate loans and fees for managing and servicing assets on the behalf of others, compared to revenues of $38.0 million in the same period last year, which was almost exclusively interest income. In the third quarter of 2011, Rialto Investments other income, net, was $9.7 million, which consisted primarily of gains from acquisition of real estate owned through foreclosure, as well as gains from real estate sales, partially offset by expenses related to owning and maintaining those assets.

The segment also had equity in earnings (loss) from unconsolidated entities of ($6.5) million in the third quarter of 2011, consisting primarily of $10.1 million of unrealized losses related to the Company’s share of the mark-to-market adjustments of the investment portfolio underlying the AllianceBernstein L.P. (“AB”) fund formed under the Federal government’s Public-Private Investment Program (“PPIP”), partially offset by interest income earned by the AB PPIP fund and equity in earnings related to the Rialto Investments Real Estate Fund. This compares to equity in earnings (loss) from unconsolidated entities of $6.6 million in the same period last year, which included $4.7 million of unrealized gains related to the Company’s share of the mark-to-market adjustments of AB PPIP investments. In the third quarter of 2011, expenses in this segment were $33.6 million, which consisted primarily of costs related to its portfolio operations, management of investments for others, due diligence expenses related to both completed and abandoned transactions, and other general and administrative expenses, compared to expenses of $26.2 million in the same period last year.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were $22.8 million, or 2.8% as a percentage of total revenues, in the third quarter of 2011, compared to $24.0 million, or 2.9% as a percentage of total revenues, in the third quarter of 2010.

Noncontrolling Interests

Net earnings attributable to noncontrolling interests were $2.8 million and $8.8 million, respectively, in the third quarter of 2011 and 2010. Net earnings attributable to noncontrolling interests during both the third quarter of 2011 and 2010 were primarily related to net earnings attributable to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by net loss attributable to noncontrolling interests related to the Company’s homebuilding operations.

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NINE MONTHS ENDED AUGUST 31, 2011 COMPARED TO

NINE MONTHS ENDED AUGUST 31, 2010

Lennar Homebuilding

Revenues from home sales decreased 5% in the nine months ended August 31, 2011 to $1.8 billion from $1.9 billion in 2010. Revenues were lower primarily due to a 5% decrease in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, decreased to 7,387 homes in the nine months ended August 31, 2011 from 7,799 homes last year. There was a decrease in home deliveries in Homebuilding Other and all of the Company’s Homebuilding segments except for the Company’s Homebuilding East segment. The average sales price of homes delivered for both the nine months ended August 31, 2011 and 2010 was $245,000. Sales incentives offered to homebuyers were $33,600 per home delivered in the nine months ended August 31, 2011, or 12.1% as a percentage of home sales revenue, compared to $32,500 per home delivered in the same period last year, or 11.7% as a percentage of home sales revenue.

Gross margins on home sales were $365.0 million, or 20.2%, in the nine months ended August 31, 2011, compared to gross margins on home sales of $389.2 million, or 20.4%, in the nine months ended August 31, 2010. Gross profits on land sales totaled $6.9 million in the nine months ended August 31, 2011, compared to gross profits on land sales of $7.6 million in the nine months ended August 31, 2010.

Selling, general and administrative expenses were $272.3 million in the nine months ended August 31, 2011, which included $8.1 million related to expenses associated with remedying pre-existing liabilities of a previously acquired company, offset by $8.0 million related to the receipt of a settlement discussed below. Selling, general and administrative expenses were $274.9 million in the nine months ended August 31, 2010. Selling, general and administrative expenses as a percentage of revenues from home sales increased to 15.1% in the nine months ended August 31, 2011, from 14.4% in 2010, primarily due to lower revenues.

Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $6.5 million in the nine months ended August 31, 2011, which included the Company’s share of a gain on debt extinguishment at one of Lennar Homebuilding’s unconsolidated entities totaling $15.4 million, partially offset by the Company’s share of operating losses of the Lennar Homebuilding unconsolidated entities, which included $5.2 million of valuation adjustments related to assets of Lennar Homebuilding’s unconsolidated entities. In the nine months ended August 31, 2010, Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($9.3) million, which included $10.5 million of valuation adjustments related to assets of Lennar Homebuilding unconsolidated entities, partially offset by a net pre-tax gain of $7.7 million as a result of a transaction by one of the Lennar Homebuilding’s unconsolidated entities.

Lennar Homebuilding other income (expense), net, totaled $46.4 million in the nine months ended August 31, 2011, which included $29.5 million related to the receipt of a settlement. The parties to certain litigation in which the Company was plaintiff entered into a settlement agreement in which they agreed the Company may make the following statement: “Lennar recently settled litigation against a third party in connection with Lennar’s ongoing dispute with Nicolas Marsch, III and his affiliates. As a result of the settlement, the third party paid Lennar total cash consideration of $37.5 million and that the terms are confidential.” Lennar Homebuilding

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other income (expense), net, in the nine months ended August 31, 2011 also included $5.1 million related to the favorable resolution of a joint venture and the recognition of $10.0 million of deferred management fees related to management services previously performed for one of Lennar Homebuilding’s unconsolidated entities. In addition, in the nine months ended August 31, 2011, Lennar Homebuilding other income (expense), net, included $10.5 million of valuation adjustments to the Company’s investments in Lennar Homebuilding’s unconsolidated entities. In the nine months ended August 31, 2010, Lennar Homebuilding other income (expense), net, was $14.3 million, which included a $19.4 million pre-tax gain on the extinguishment of other debt and other income, partially offset by a pre-tax loss of $10.8 million related to the repurchase of senior notes through a tender offer.

Homebuilding interest expense was $119.7 million in the nine months ended August 31, 2011 ($49.8 million was included in cost of homes sold, $1.2 million in cost of land sold and $68.7 million in other interest expense), compared to $107.0 million in the nine months ended August 31, 2010 ($51.8 million was included in cost of homes sold, $1.4 million in cost of land sold and $53.8 million in other interest expense). Interest expense increased due to an increase in the Company’s outstanding debt compared to the same period last year.

Lennar Financial Services

Operating earnings for the Lennar Financial Services segment were $11.7 million in the nine months ended August 31, 2011, compared to operating earnings of $19.6 million in the same period last year. The decrease in profitability was due primarily to decreased volume in the segment’s mortgage operations. In addition, in the nine months ended August 31, 2010, the Lennar Financial Services segment received $5.1 million of proceeds from the previous sale of a cable system.

Rialto Investments

In the nine months ended August 31, 2011, operating earnings for the Rialto Investments segment were $57.4 million (which included $30.9 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $32.2 million (which included $20.4 million of net earnings attributable to noncontrolling interests) in the same period last year. In the nine months ended August 31, 2011, revenues in this segment were $118.3 million, which consisted primarily of interest income associated with the segment’s portfolio of real estate loans and fees for managing and servicing assets on the behalf of others, compared to revenues of $72.9 million in the same period last year. In the nine months ended August 31, 2011, Rialto Investments other income, net, was $38.3 million, which consisted primarily of gains from acquisition of real estate owned through foreclosure, as well as gains from real estate sales, partially offset by expenses related to owning and maintaining those assets, and a $4.7 million gain on the sale of investment securities.

The segment also had equity in earnings (loss) from unconsolidated entities of ($5.0) million in the nine months ended August 31, 2011, consisting primarily of $13.8 million of unrealized losses related to the Company’s share of the mark-to-market adjustments of the investment portfolio underlying the AB PPIP fund, partially offset by interest income earned by the AB PPIP fund and equity in earnings related to the Rialto Investments Real Estate Fund. This compares to equity in earnings (loss) from unconsolidated entities of $6.4 million in the same period last year, which included $4.6 million of unrealized gains related to the Company’s share of the mark-to-market adjustments of AB PPIP investments. In the nine months ended August 31, 2011,

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expenses in this segment were $94.2 million, which consisted primarily of costs related to its portfolio operations, management of investments for others, due diligence expenses related to both completed and abandoned transactions, and other general and administrative expenses, compared to expenses of $47.1 million in the same period last year.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were $66.7 million, or 3.1% as a percentage of total revenues, in the nine months ended August 31, 2011, compared to $68.9 million, or 3.1% as a percentage of total revenues, in the nine months ended August 31, 2010.

Noncontrolling Interests

Net earnings attributable to noncontrolling interests were $25.2 million and $14.7 million, respectively, in the nine months ended August 31, 2011 and 2010. Net earnings attributable to noncontrolling interests during both the nine months ended August 31, 2011 and 2010 were primarily related to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2010. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern time on Monday, September 19, 2011. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0928 and entering 5723593 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2011	2010	2011	2010
Revenues:
Lennar Homebuilding	$711,754	718,149	1,840,939	1,944,253
Lennar Financial Services	66,374	68,826	183,509	196,727
Rialto Investments	42,065	38,000	118,283	72,918

Total revenues	$820,193	824,975	2,142,731	2,213,898

Lennar Homebuilding operating earnings	$27,126	38,129	83,839	73,052
Lennar Financial Services operating earnings	7,988	6,813	11,666	19,565
Rialto Investments operating earnings	11,741	18,487	57,421	32,195
Corporate general and administrative expenses	(22,776)	(23,994)	(66,726)	(68,868)

Earnings before income taxes	24,079	39,435	86,200	55,944
Benefit (provision) for income taxes	(579)	(605)	873	21,997

Net earnings (including net earnings attributable to noncontrolling interests)	23,500	38,830	87,073	77,941
Less: Net earnings attributable to noncontrolling interests	2,770	8,795	25,152	14,710

Net earnings attributable to Lennar	$20,730	30,035	61,921	63,231

Average shares outstanding:
Basic	184,665	183,065	184,480	182,913

Diluted	195,152	193,096	195,105	187,397

Earnings per share:
Basic	$0.11	0.16	0.33	0.34

Diluted	$0.11	0.16	0.33	0.34

Supplemental information:
Interest incurred (1)	$50,940	45,457	150,995	136,075

EBIT (2):
Net earnings attributable to Lennar	$20,730	30,035	61,921	63,231
(Benefit) provision for income taxes	579	605	(873)	(21,997)
Interest expense	42,432	36,734	119,749	107,039

EBIT	$63,741	67,374	180,797	148,273

(1)	Amount represents interest incurred related to Lennar Homebuilding debt.
(2)	EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES

Segment Information

(In thousands)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2011	2010	2011	2010
Lennar Homebuilding revenues:
Sales of homes	$700,611	697,413	1,808,262	1,905,519
Sales of land	11,143	20,736	32,677	38,734

Total revenues	711,754	718,149	1,840,939	1,944,253

Lennar Homebuilding costs and expenses:
Cost of homes sold	553,027	549,994	1,443,262	1,516,313
Cost of land sold	9,603	16,452	25,785	31,090
Selling, general and administrative	100,279	97,216	272,336	274,913

Total costs and expenses	662,909	663,662	1,741,383	1,822,316

Lennar Homebuilding operating margins	48,845	54,487	99,556	121,937
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	(4,552)	986	6,526	(9,310)
Lennar Homebuilding other income, net	6,940	324	46,411	14,274
Other interest expense	(24,107)	(17,668)	(68,654)	(53,849)

Lennar Homebuilding operating earnings	$27,126	38,129	83,839	73,052

Lennar Financial Services revenues	$66,374	68,826	183,509	196,727
Lennar Financial Services costs and expenses	58,386	62,013	171,843	177,162

Lennar Financial Services operating earnings	$7,988	6,813	11,666	19,565

Rialto Investments revenues	$42,065	38,000	118,283	72,918
Rialto Investments costs and expenses	33,562	26,156	94,184	47,073
Rialto Investments equity in earnings (loss) from unconsolidated entities	(6,505)	6,643	(4,953)	6,350
Rialto Investments other income, net	9,743	—	38,275	—

Rialto Investments operating earnings	$11,741	18,487	57,421	32,195

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries and New Orders

(Dollars in thousands)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2011	2010	2011	2010
Deliveries—Homes:
East	1,136	1,193	3,097	2,793
Central	446	439	1,187	1,260
West	506	573	1,266	1,589
Houston	395	406	945	1,217
Other	382	339	975	1,007

Total	2,865	2,950	7,470	7,866

Of the total home deliveries listed above, 33 and 83, respectively, represent home deliveries from unconsolidated entities for the three and nine months ended August 31, 2011, compared to 41 and 67 home deliveries from unconsolidated entities in the same periods last year.

Deliveries—Dollar Value:
East	$265,123	253,628	717,417	611,422
Central	99,635	95,837	255,254	261,697
West	164,856	187,019	416,020	548,240
Houston	90,310	89,905	215,539	264,675
Other	102,374	93,086	260,958	262,625

Total	$722,298	719,475	1,865,188	1,948,659

Of the total dollar value of home deliveries listed above, $21.7 million and $56.9 million, respectively, represent the dollar value of home deliveries from unconsolidated entities for the three and nine months ended August 31, 2011, compared to $22.1 million and $43.1 million dollar value of home deliveries from unconsolidated entities in the same periods last year.

New Orders—Homes:
East	1,108	1,036	3,377	3,259
Central	460	441	1,314	1,344
West	521	476	1,439	1,528
Houston	418	372	1,103	1,244
Other	407	299	1,152	1,033

Total	2,914	2,624	8,385	8,408

Of the total new orders listed above, 30 and 86, respectively, represent new orders from unconsolidated entities for the three and nine months ended August 31, 2011, compared to 20 and 66 new orders from unconsolidated entities in the same periods last year.

New Orders—Dollar Value:
East	$255,323	232,563	782,550	720,024
Central	100,972	93,612	282,846	280,430
West	170,096	149,708	476,253	505,936
Houston	94,669	81,288	248,371	271,233
Other	110,293	77,254	309,724	263,470

Total	$731,353	634,425	2,099,744	2,041,093

Of the total dollar value of new orders listed above, $19.8 million and $58.3 million, respectively, represent the dollar value of new orders from unconsolidated entities for the three and nine months ended August 31, 2011, compared to $11.1 million and $41.7 million dollar value of new orders from unconsolidated entities in the same periods last year.

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Backlog

(Dollars in thousands)

(unaudited)

	August 31,
	2011	2010
Backlog—Homes:
East	1,037	1,148
Central	381	251
West	352	275
Houston	403	276
Other	346	223

Total	2,519	2,173

Of the total homes in backlog listed above, 6 homes represents the backlog from unconsolidated entities at August 31, 2011, compared to 8 homes in backlog from unconsolidated entities at August 31, 2010.

Backlog—Dollar Value:
East	$256,946	285,074
Central	80,736	54,509
West	117,453	102,159
Houston	91,615	67,252
Other	96,088	60,303

Total	$642,838	569,297

Of the total dollar value of homes in backlog listed above, $3.6 million represents the backlog dollar value from unconsolidated entities at August 31, 2011, compared to $5.8 million of backlog dollar value from unconsolidated entities at August 31, 2010.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas (1)

West:	California and Nevada

Houston:	Houston, Texas

Other:	Georgia, Illinois, Minnesota, North Carolina and South Carolina

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

Supplemental Data

(Dollars in thousands)

(unaudited)

	August 31, 2011	November 30, 2010	August 31, 2010
Lennar Homebuilding debt	$3,127,649	3,128,154	2,843,229
Total stockholders’ equity	2,670,491	2,608,949	2,501,763

Total capital	$5,798,140	5,737,103	5,344,992

Lennar Homebuilding debt to total capital	53.9%	54.5%	53.2%

Lennar Homebuilding debt	$3,127,649	3,128,154	2,843,229
Less: Lennar Homebuilding cash and cash equivalents	800,332	1,207,247	865,657

Net Lennar Homebuilding debt	$2,327,317	1,920,907	1,977,572

Net Lennar Homebuilding debt to total capital (1)	46.6%	42.4%	44.1%

(1)	Net Lennar Homebuilding debt to total capital consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders’ equity).